SWIB REQUESTS POISON PILL WAIVER TO DISCUSS COORDINATION
       WITH NEW BIDDER ON POTENTIAL OFFER FOR RAINFOREST CAFE

          Madison, Wis. (October 18, 2000) The State of

Wisconsin Investment Board (SWIB) is asking the

Rainforest Cafe Board of Directors to waive the

company's poison pill so that SWIB can discuss

coordination of efforts with a new bidder working on a

competing offer to the current Landry's Seafood

Restaurants' tender offer for Rainforest.  David

Siegel, an owner of about five percent of Rainforest's

stock, announced yesterday that he has assembled a

substantial, well-known group of investors who have the

wherewithal to present an alternative to Landry's

pending $3.25 offer.  According to press reports, the

group has asked to commence due diligence at Rainforest

so it can determine a price for its competing offer.

     "Siegel was quoted as saying he believes

Rainforest Cafe still has a higher value than the

Landry's offer, and that's a view that we share,"

stated John Nelson, SWIB's Investment Director for

small company stocks.  "We do not plan to tender our

shares in the Landry's offer and would like to discuss

collective action with the Siegel group."

     "I urge other shareholders to hold off on

tendering their shares to Landry's.  Otherwise, this

potential new offer may never be presented to

Rainforest shareholders," Nelson added.  "As the

company's largest shareholder, SWIB welcomes an

alternative bid that either reflects the true value of

Rainforest Cafe or could allow us to retain our

ownership position with a board and management that

have the experience and desire to fix the company

rather than sell it."

     SWIB owns over 14 percent of Rainforest's common

stock and is the investment manager for the Wisconsin

Retirement System (WRS).  With over $64 billion in

assets and 465,000 participants, the WRS is the ninth

largest public pension fund in the U.S.

     SWIB has previously furnished to Rainforest

shareholders certain information required by Schedule

14D-9.  This material is available at the SEC website

(www.sec.gov) and may be obtained from SWIB at 608-266-2381.

                        --end--